Exhibit 99.2

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Declares Quarterly Cash Dividend
BATAVIA, NY, May 26, 2011 — Graham Corporation (NYSE Amex: GHM) announced that its Board of Directors, at its regular meeting today, declared a quarterly cash dividend of $0.02 per common share.
The dividend will be payable June 30, 2011, to stockholders of record at the close of business on June 6, 2011. Graham has approximately 9.8 million shares of its common stock outstanding.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.
Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.
For more information contact:

Jeffrey Glajch, Vice President Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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